Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS RECORD RESULTS

RECORD FOURTH QUARTER ADJUSTED EPS OF $1.31 PER DILUTED SHARE, AND
RECORD FISCAL 2009 ADJUSTED EPS OF $2.37 PER DILUTED SHARE

COMPANY INCREASES SIZE OF REPURCHASE PROGRAM TO $400 MILLION

COMPANY PROVIDES 2010 SALES AND EPS GUIDANCE

COMPANY PROVIDES 3 YEAR VIEW

Columbus, Ohio – March 3, 2010 – Big Lots, Inc. (NYSE: BIG) is reporting fourth quarter fiscal 2009 income from continuing operations of $106.2 million, or $1.28 per diluted share.  Excluding the effect of a litigation settlement charge of $2.4 million (net of tax), or $0.03 per diluted share, discussed later in this release, adjusted (non-GAAP) income from continuing operations totaled $108.6 million, or $1.31 per diluted share, for the fourth quarter of fiscal 2009, compared to $81.8 million, or $1.00 per diluted share, in the fourth quarter of fiscal 2008.  Including the impact of discontinued operations, fourth quarter fiscal 2009 net income totaled $105.4 million, or $1.27 per diluted share, compared to $78.8 million, or $0.96 per diluted share, in the prior year.

For the fiscal 2009 year ended January 30, 2010, income from continuing operations totaled $201.4 million, or $2.44 per diluted share.  Excluding the effect of the net gain on a real estate sale and a litigation settlement charge discussed later in this release, adjusted (non-GAAP) income from continuing operations totaled $195.6 million, or $2.37 per diluted share, for fiscal 2009, compared to $154.8 million, or $1.89 per diluted share, for fiscal 2008.    Including the impact of discontinued operations, fiscal 2009 net income totaled $200.4 million, or $2.42 per diluted share, compared to $151.5 million, or $1.85 per diluted share.

FISCAL 2009 HIGHLIGHTS

•	Record adjusted (non-GAAP) income from continuing operations of $2.37 per diluted share, a 25% increase over last year’s record income from continuing operations of $1.89 per diluted share
•	Comparable store sales increase of 0.7% and total sales increase of 1.8%
•	Record adjusted (non-GAAP) operating profit dollars of $316 million as operating profit rate improved to 6.7%, or 120 basis points above last year
•	Cash Flow (defined as operating activities less investing activities) of $314 million
•	Record inventory turnover of 3.7
•	Opened 52 new stores which reflects more new stores opened than in the last 3 years combined

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Commenting on fiscal year 2009 results, Steve Fishman, Chairman, Chief Executive Officer and President stated, “We were very pleased to deliver our third consecutive year of record operating profit and EPS results and to do so in an economic environment that still has a somewhat challenged consumer.  We improved our merchandise assortments and remained disciplined on inventory management.  We expanded our gross margin while recording the lowest expense rate in the Company’s history, and we were encouraged by the accelerating comp sales trends exhibited in the second half of 2009.  While generating these results, we continued to focus on the long-term fitness of our business by investing in our stores, our IT systems, and our people by recruiting talent across the organization with a particular emphasis in our store operations team.”

FOURTH QUARTER HIGHLIGHTS

•	Record adjusted (non-GAAP) income from continuing operations of $1.31 per diluted share versus income from continuing operations of $1.00 per diluted share last year
•	Record EPS from continuing operations for the 13th consecutive quarter
•	Comparable store sales increased 5.1% and total sales increased 7.0%
•	Adjusted (non-GAAP) operating profit increased $40 million, which represents 30% growth compared to last year
•	Adjusted (non-GAAP) operating profit rate of 11.9%, which represents a 220 basis point increase above last year

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2009 increased 7.0% to $1,463.3 million, compared to $1,366.9 million for the same period in fiscal 2008.  Comparable store sales for stores open at least two years at the beginning of the fiscal year increased 5.1% representing our largest fourth quarter comparable store sales increase in the last 10 years.

Operating profit on an adjusted (non-GAAP) basis for the fourth quarter of fiscal 2009 was $173.5 million, or 11.9% of sales, compared to last year’s operating profit of $133.2 million, or 9.7% of sales.  The 30% improvement in operating profit dollars was the result of strong sales performance, improvement in our gross margin rate and lower expenses as a percentage of sales.  Our gross margin rate increased 90 basis points compared to last year due to improved initial markup, lower import freight expense, and lower shrink costs.  As expected, expenses as a percent of sales were down to last year due to certain efficiencies in distribution and transportation, lower advertising expenses, lower utilities and depreciation expense, and the leveraging impact of our 5.1% comparable store sales increase over certain relatively fixed expenses.

For the fourth quarter of fiscal 2009, net interest expense was $0.4 million compared to net interest expense of $1.1 million last year with the improvement directly attributed to the overall cash flow of the business in the last 12 months.  The effective income tax rate for the fourth quarter of fiscal 2009 was 37.3% compared to 38.1% last year, with the decrease related to valuation adjustment activity.

Inventory and Cash Management

Inventory ended the fourth quarter of fiscal 2009 at $731 million compared to $737 million last year.  The 1% decline in overall inventory reflected a 2% decrease in average store inventory, partially offset by a slightly higher store count at the end of the fourth quarter of fiscal 2009 compared to the same period last year.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

We ended the fourth quarter of fiscal 2009 with total cash and cash equivalents of $284 million, compared to cash and cash equivalents of $35 million at the same time last year.  We ended the fourth quarter of fiscal 2009 with no borrowings under our credit facility compared to $62 million of borrowings under our credit facility as of the end of the fourth quarter of fiscal 2008.  The increase in cash and cash equivalents of $249 million and the $62 million debt reduction compared to last year are both directly attributable to cash generated by our business over the last 12 months.

Share Repurchase Program Update

As a reminder, in December 2009, our Board of Directors authorized a share repurchase program providing for the repurchase of up to $150 million of our common shares. There was no activity on this program through close of business yesterday, March 2, 2010.

Based upon the strength of our operating performance and cash flow generation during the fourth quarter of fiscal 2009 and our estimated cash flow for fiscal 2010, our Board of Directors has increased the size of our share repurchase program by $250 million bringing the total authorization to $400 million.  We intend to utilize $150 million of the authorization to execute an Accelerated Share Repurchase (“ASR”) transaction, which is expected to commence during the first quarter of fiscal 2010.  As part of the ASR, an estimated number of shares will be reduced from our outstanding common stock near the start of the transaction.  The exact total number of shares repurchased under the ASR will be based upon the volume weighted average price of our stock over a predetermined period and will not be known until that period ends.  The remaining $250 million will be utilized to repurchase shares in the open market and/or in privately negotiated transactions at our discretion, subject to market conditions and other factors.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.  The repurchase program will continue until exhausted and will be funded with cash and cash equivalents, cash generated during fiscal 2010 or, if needed, by drawing on our $500 million unsecured credit facility.

Unusual Excluded Items

In November 2004, a civil collective action was filed against us alleging that we violated the Fair Labor Standards Act by misclassifying assistant store managers as exempt employees.  As a result of this case, we sent a notice of the lawsuit to all then-current and former assistant store managers who worked for us since November 23, 2001.  Approximately 1,100 individuals opted to join in the collective action.  Ultimately, it was determined that this matter should not be brought as a collective action requiring, instead, each claimant to bring an individual action.  Approximately 172 of the opt-in plaintiffs participated in individual actions.  After defending this matter for 5 years, we decided to enter into a settlement agreement requiring the payment of approximately $4.0 million ($2.4 million net of tax, or $0.03 per diluted share), during the fourth quarter of fiscal 2009.

In September 2006, to avoid litigation and under threat of eminent domain, we sold a company-owned and operated store in California for a gain.  As part of the sale, we entered into a lease which permitted us to continue to occupy and operate the store through January 2009 in exchange for rent of $1 per year plus the taxes, insurance, and common area maintenance.  Subsequently, this lease was modified to allow us to occupy this space through September 2009 under substantially the same terms.  Because of the favorable lease terms, we deferred recognition of the gain until we no longer held a continuing involvement with this property.  In September 2009, after attempts to further extend the lease term were unsuccessful, we closed the store, ending our continuing involvement with this property, and recognized the pretax gain on sale of real estate of $13.0 million ($8.2 million net of tax, or $0.10 per diluted share), during the third quarter of fiscal 2009.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

We believe each of these items is not directly related to our ongoing operations.  Therefore, we have provided a complementary schedule entitled “Big Lots, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures” that excludes these items.  We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on April 1, 2009, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 stores closed in January 2006 are classified as discontinued operations.  Results from discontinued operations for the fourth quarter of fiscal 2009 totaled a net loss of $0.8 million compared to a net loss from discontinued operations of $3.0 million for the fourth quarter of fiscal 2008.   For fiscal 2009, results from discontinued operations totaled a net loss of $1.0 million compared to a net loss from discontinued operations of $3.3 million for fiscal 2008.

2010 OUTLOOK

•
Initial Fiscal 2010 guidance for income from continuing operations of $2.65 to $2.75 per diluted share versus adjusted (non-GAAP) income from continuing operations of $2.37 per diluted share in Fiscal 2009

•	Initial Fiscal 2010 guidance calls for comparable store sales increase of 3% to 4%
•	Initial Fiscal 2010 Cash Flow guidance of approximately $200 million
•	Initial Fiscal 2010 guidance of 80 new store openings
•	Initial Q1 2010 guidance for income from continuing operations of $0.60 to $0.65 per diluted share versus income from continuing operations of $0.44 per diluted share in Q1 2009

Commenting on guidance, Mr. Fishman stated, “Heading into 2010, we are confident in our plans for continued operating margin expansion, EPS growth, and strong cash flow to drive shareholder value.  We see opportunities for robust top line performance through more consistent comp sales and increasing our store growth plans.  We believe our merchandising strategies are positioned to benefit from improved discretionary spending trends and our extreme value proposition continues to be well-received by consumers.  Additionally, our efforts to improve the shopability of our stores, the encouraging early results of our new Buzz Club Rewards loyalty card program, and approximately 80 new store openings support our goals to grow our loyal customer base.”

We estimate fiscal 2010 income from continuing operations will be in the range of $2.65 to $2.75 per diluted share compared to income from continuing operations of $2.37 per diluted share for fiscal 2009 (on an adjusted non-GAAP basis).  This guidance for EPS is based on projected comparable store sales increase in the range of 3% to 4%.  We estimate that the operating profit rate will be in a range of 7.0% to 7.2% of sales with the expansion expected to come from an improving expense rate.  The gross margin rate for fiscal 2010 is expected to be similar to fiscal 2009 and we are estimating that flattish comparable store sales are needed to leverage the expense structure of the business.

We estimate net interest income will be essentially flat and an income tax rate in the range of 38.0% to 39.0% for fiscal 2010.  Capital expenditures are expected to be approximately $115 million with depreciation expense estimated to be in the range of $80 to $85 million.  We estimate this financial performance would result in Cash Flow of approximately $200 million.  The average diluted common share count is estimated to be approximately 81 million for fiscal 2010 which includes our best estimate of the common share count reduction related to the $150 million ASR mentioned earlier in this release.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

From a real estate perspective, we expect to open 80 new stores during fiscal 2010 and close up to 40 locations for net store growth of 40 stores, or approximately 3%, which is included in our capital expenditures and depreciation guidance noted above.

For the first quarter of fiscal 2010, we estimate a comparable store sales increase of 4% to 6%.  Based on this level of sales performance, our income from continuing operations is estimated to be in the range of $0.60 to $0.65 per diluted share, compared to income from continuing operations $0.44 per diluted share for the first quarter of fiscal 2009.

3-YEAR VIEW (FISCAL 2010 through FISCAL 2012)

•	Target compounded EPS growth rate of 12% to 16%
•	Target operating profit rate of approximately 8% by fiscal 2012
•	Target EBITDA of $525 to $550 million by fiscal 2012
•	Cumulative Cash Flow of approximately $650 to $700 million
•	Estimate total of 1,500 stores by end of fiscal 2012

Commenting on the next three years, Mr. Fishman stated, “Our ability to embrace change and to reinvent this business has been critical to our success over the last four years.  Given the stability of sales trends over the last six months and the opportunity for our model to perform, we have better visibility into the future and we feel it’s important for our associates and shareholders, both current and potential additions, to understand that we as an executive team feel our Company has meaningful opportunities for continued profitable growth.  Accordingly, today we are breaking from our normal practice and are providing a view of what we see as the potential of this business over the next three years.”

Our three-year financial view is based on the following estimated assumptions:  1) annual total sales growth of 5% to 7%, annual comparable store sales increase in the range of 2% to 3%, and sales approaching $175 per selling square foot;  2) a gross margin rate that is essentially flat to actual fiscal 2009 results; and 3) expense leverage in the areas of stores, distribution and transportation, insurance costs, advertising, and utilities along with the leveraging impact of a 2% to 3% comparable store sales increase over certain fixed expenses.  Based on these assumptions, the Company has estimated that the operating profit rate could be approximately 8.0% by fiscal 2012.  This level of operating profit rate expansion coupled with the execution of our current $400 million share repurchase program would translate to earnings per share of approximately $3.50 by fiscal 2012, or 14% annual compounded growth over the three year period.

Cash Flow for the next three years is anticipated to be approximately $650 million to $700 million.  Included in this estimated range of Cash Flow is approximately $300 million to $325 million of capital expenditures focused on store expansion, store and distribution center maintenance, and continued investment in the IT systems of our business.  We anticipate net store growth will accelerate further in 2011 and 2012, and we are targeting a fleet of approximately 1,500 stores by the end of fiscal 2012.

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. to discuss our financial results for the fourth quarter, and provide commentary on our guidance for fiscal 2010 as well as our view of the next three years.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

An archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Wednesday, March 17.  A replay of the call will be available beginning today at noon through March 17 at midnight by dialing: 1.888.203.1112 (United States and Canada) or 1.719.457.0820 (International). All times are Eastern Time.  The PIN number is 9844750.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of fiscal 2009 (January 30, 2010), we operated 1,361 BIG LOTS stores in 47 states. We also sell merchandise via our wholesale operations which are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY.  Our website is located at www.biglots.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit crisis, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	JANUARY 30	JANUARY 31
	2010	2009
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$283,733	$34,773
Inventories	731,337	736,616
Deferred income taxes	51,012	45,275
Other current assets	56,884	54,207
Total current assets	1,122,966	870,871

Property and equipment - net	491,256	490,041

Deferred income taxes	28,136	53,763
Other assets	27,135	17,783

Total assets	$1,669,493	$1,432,458

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities under bank credit facilities	$-	$61,700
Accounts payable	309,862	235,973
Property, payroll and other taxes	69,388	66,525
Accrued operating expenses	52,519	45,693
Insurance reserves	39,570	38,303
KB bankruptcy lease obligation	4,786	5,043
Accrued salaries and wages	47,402	40,460
Income taxes payable	18,993	21,398
Total current liabilities	542,520	515,095

Deferred rent	31,490	29,192
Insurance reserves	44,695	45,197
Unrecognized tax benefits	28,577	28,852
Other liabilities	20,799	39,277

Shareholders' equity	1,001,412	774,845
Total liabilities and shareholders' equity	$1,669,493	$1,432,458

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	JANUARY 30, 2010		JANUARY 31, 2009
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,463,280	100.0	$1,366,925	100.0
Gross margin	604,752	41.3	552,572	40.4
Selling and administrative expenses	416,699	28.5	399,636	29.2
Depreciation expense	18,556	1.3	19,756	1.4
Gain on sale of real estate	-	0.0	-	0.0
Operating profit	169,497	11.6	133,180	9.7
Interest expense	(506)	(0.0)	(1,129)	(0.1)
Interest and investment income	136	0.0	29	0.0
Income from continuing operations before income taxes	169,127	11.6	132,080	9.7
Income tax expense	62,939	4.3	50,273	3.7
Income from continuing operations	106,188	7.3	81,807	6.0
Loss from discontinued operations, net of tax benefit of $541 and $1,993, respectively	(822)	(0.1)	(3,042)	(0.2)
Net income	$105,366	7.2	$78,765	5.8

Earnings per common share - basic (a)
Continuing operations	$1.30		$1.01
Discontinued operations	(0.01)		(0.04)
Net income	$1.29		$0.97

Earnings per common share - diluted (a)
Continuing operations	$1.28		$1.00
Discontinued operations	(0.01)		(0.04)
Net income	$1.27		$0.96

Weighted average common shares outstanding
Basic	81,771		81,314
Dilutive effect of share-based awards	1,376		689
Diluted	83,147		82,003

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	52 WEEKS ENDED		52 WEEKS ENDED
	JANUARY 30, 2010		JANUARY 31, 2009
		%		%
	(Unaudited)

Net sales	$4,726,772	100.0	$4,645,283	100.0
Gross margin	1,919,306	40.6	1,857,429	40.0
Selling and administrative expenses	1,532,356	32.4	1,523,882	32.8
Depreciation expense	74,904	1.6	78,624	1.7
Gain on sale of real estate	(12,964)	(0.3)	-	0.0
Operating profit	325,010	6.9	254,923	5.5
Interest expense	(1,840)	(0.0)	(5,282)	(0.1)
Interest and investment income	175	0.0	65	0.0
Income from continuing operations before income taxes	323,345	6.8	249,706	5.4
Income tax expense	121,975	2.6	94,908	2.0
Income from continuing operations	201,370	4.3	154,798	3.3
Loss from discontinued operations, net of tax benefit of $656 and $2,116, respectively	(1,001)	(0.0)	(3,251)	(0.1)
Net income	$200,369	4.2	$151,547	3.3

Earnings per common share - basic (a)
Continuing operations	$2.47		$1.91
Discontinued operations	(0.01)		(0.04)
Net income	$2.45		$1.87

Earnings per common share - diluted (a)
Continuing operations	$2.44		$1.89
Discontinued operations	(0.01)		(0.04)
Net income	$2.42		$1.85

Weighted average common shares outstanding
Basic	81,619		81,111
Dilutive effect of share-based awards	1,062		965
Diluted	82,681		82,076

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

The following table reconciles selling and administrative expenses, selling and administrative expense rate, operating profit, operating profit rate, income tax expense, effective income tax rate, income from continuing operations, net income, diluted earnings per share from continuing operations, and diluted earnings per share for the fourth quarter of 2009 and year-to-date 2009 (GAAP financial measures) to adjusted selling and administrative expenses, adjusted selling and administrative expense rate, adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share (non-GAAP financial measures).

Fourth quarter of 2009 - Thirteen weeks ended January 30, 2010

	As reported	Adjustment to exclude legal settlement	As Adjusted (non-GAAP)
Selling and administrative expenses	$416,699	$(4,000)	$412,699
Selling and administrative expense rate	28.5%	(0.3%)	28.2%
Operating profit	169,497	4,000	173,497
Operating profit rate	11.6%	0.3%	11.9%
Income tax expense	62,939	1,580	64,519
Effective income tax rate	37.2%	0.1%	37.3%
Income from continuing operations	106,188	2,420	108,608
Net income	105,366	2,420	107,786
Diluted earnings per share from continuing operations	$1.28	$0.03	$1.31
Diluted earnings per share	$1.27	$0.03	$1.30

Year-to-Date 2009 - Fifty-two weeks ended January 30, 2010

	As reported	Adjustment to exclude gain on sale of real estate	Adjustment to exclude legal settlement	As Adjusted (non-GAAP)
Selling and administrative expenses	$1,532,356		$(4,000)	$1,528,356
Selling and administrative expense rate	32.4%		(0.1%)	32.3%
Operating profit	325,010	$(12,964)	4,000	316,046
Operating profit rate	6.9%	(0.3%)	0.1%	6.7%
Income tax expense	121,975	(4,801)	1,580	118,754
Effective income tax rate	37.7%	0.1%	-	37.8%
Income from continuing operations	201,370	(8,163)	2,420	195,627
Net income	200,369	(8,163)	2,420	194,626
Diluted earnings per share from continuing operations	$2.44	$(0.10)	$0.03	$2.37
Diluted earnings per share	$2.42	$(0.10)	$0.03	$2.35

The adjusted selling and administrative expenses, adjusted selling and administrative expense rate, adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) a pretax gain on the sale of real estate of $12,964 ($8,163, net of tax) and a pretax expense for a legal settlement  agreement of $4,000 ($2,420, net of tax).

Our management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and appropriate method for measuring our operating performance, excluding certain items included in the most directly comparable GAAP financial measures.  Our management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating our operating performance.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	January 30, 2010	January 31, 2009
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$252,089	$216,584

Net cash used in investing activities	(16,797)	(13,091)

Net cash provided by (used in) financing activities	2,534	(207,956)

Increase (decrease) in cash and cash equivalents	237,826	(4,463)
Cash and cash equivalents:
Beginning of period	45,907	39,236
End of period	$283,733	$34,773

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	52 WEEKS ENDED	52 WEEKS ENDED
	January 30, 2010	January 31, 2009
	(Unaudited)
Net cash provided by operating activities	$392,027	$211,063

Net cash used in investing activities	(77,937)	(88,192)

Net cash used in financing activities	(65,130)	(125,229)

Increase (decrease) in cash and cash equivalents	248,960	(2,358)
Cash and cash equivalents:
Beginning of period	34,773	37,131
End of period	$283,733	$34,773